Exhibit 23.02
CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference in this Annual Report on Form 10-K of Alliance Semiconductor Corporation for the year ended March 31, 2007 of our reports dated June 29, 2007 relating to the financial statements and financial statement schedules for the three years ended March 31, 2007 listed in the accompanying index.
/s/ Mark Bailey & Company Ltd.
MARK BAILEY & CO LTD.
Reno, Nevada
June 29, 2007